Exhibit No. 99

For Immediate Release

Media Contact: Sue Busch, Director of Corporate PR (612) 291-6114 or susan.busch@bestbuy.com	Investor Contact: Jennifer Driscoll, Vice President of Investor Relations (612) 291-6110 or jennifer.driscoll@bestbuy.com

Best Buy Fiscal 2005 Earnings From Continuing Operations Increase 17% To $934 Million
Company Plans to Accelerate Transformation to Its Customer-Centric Operating Model

Fourth-Quarter Performance Summary
(U.S. dollars in millions, except per share amounts)

	Quarter Ended
	Feb. 26, 2005	Feb. 28, 2004(1)
Revenue	$9,227	$8,449
Comparable store sales % gain(2)	2.8%	9.7%
Gross profit as % of revenue	23.5%	24.2%
SG&A as % of revenue	15.0%	15.3%
Operating income as % of revenue	8.5%	9.0%
Diluted EPS — continuing operations	$1.55	$1.40
Diluted EPS	$1.69	$1.40

Fiscal Year Performance Summary
(U.S. dollars in millions, except per share amounts)

	Fiscal 2005	Fiscal 2004(1)
Revenue	$27,433	$24,548
Comparable store sales % gain(2)	4.3%	7.1%
Gross profit as % of revenue	23.7%	23.9%
SG&A as % of revenue	18.4%	18.6%
Operating income as % of revenue	5.3%	5.3%
Diluted EPS — continuing operations	$2.79	$2.41
Diluted EPS	$2.94	$2.13

(1) Certain amounts have been reclassified to conform to the current presentation. These reclassifications had no effect on operating income, net earnings, financial position or cash flows.

(2) Comprised of revenue at stores and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. The calculation of the comparable store sales percentage gain excludes the impact of fluctuations in foreign currency exchange rates.

MINNEAPOLIS, April 1, 2005 — Best Buy Co., Inc. (NYSE: BBY), North America’s leading retailer of consumer electronics, today reported earnings from continuing operations of $522 million, or $1.55 per diluted share, for the quarter ended Feb. 26, 2005, an increase of 11 percent compared with $469 million, or $1.40 per diluted share, for the quarter ended Feb. 28, 2004. These results compare with a median analyst consensus yesterday of $1.55 per diluted share, which the company believes excluded the net $0.04 per share of dilution resulting from the impact of a lease accounting adjustment, a sales return liability adjustment, its adoption of EITF Issue No. 04-08, as well as the decrease in the company’s effective tax rate due to various state and federal tax matters, as previously reported.

“We had our strongest revenue gains of the quarter in February, which allowed us to post quarterly same-store sales stronger than the trend we saw in December,” said Brad Anderson, vice chairman and CEO of Best Buy. “We are proud of another year of double-digit growth in our bottom line, particularly as we invest in the transformation of our company. We believe so deeply in this transformation that we are going to accelerate it in fiscal 2006. We are planning for all of our U.S. Best Buy stores to convert to our customer-centric operating model within three years.”

As reported on March 3, fourth-quarter revenue increased 9 percent to $9.2 billion, compared with revenue of $8.4 billion for the fourth quarter of fiscal 2004. The revenue increase reflected the addition of 78 new stores in the past 12 months and a comparable store sales gain of 2.8 percent.

The gross profit rate for the fourth quarter was 23.5 percent of revenue, down from a gross profit rate of 24.2 percent of revenue for the fourth quarter of the prior year. The revenue mix unfavorably affected the gross profit rate, as strong growth in lower-margin products such as MP3 players, DVD movies and notebook computers placed pressure on the rate on a year-over-year basis. Seasonal promotional activity, as well as the impact of product model transitions, also contributed to the rate decline, which was partially offset by improvements associated with significant growth in the company’s higher-margin computer services business and increases in global sourcing volumes. As reported yesterday, in the fourth quarter certain costs associated with operating the company’s distribution network were reclassified into cost of goods sold from SG&A; prior periods were restated to conform to the current-year presentation.

The company’s selling, general and administrative expenses rate improved to 15.0 percent of revenue for the fourth quarter, compared with 15.3 percent of revenue for the prior year’s fourth quarter. This improvement occurred despite the adjustment in accounting for leases, which increased the SG&A rate for the fourth quarter by approximately 20 basis points, compared with the prior year. The overall improvement in the SG&A rate was primarily driven by lower incentive compensation costs and a favorable settlement with a credit card company. Operating income declined to 8.5 percent of revenue for the fourth quarter, compared with 9.0 percent of revenue for the prior year’s period, primarily due to the change in the gross profit rate.

The company reported net interest expense of $6 million for the fourth quarter of fiscal 2005, which includes $21 million of interest expense related to the lease accounting adjustment. Excluding the lease accounting adjustment, net interest expense improved by $14 million from the same period one year ago, due to higher yields on investments and higher average investment balances. The cash and short-term investments position increased to $3.3 billion at the end of the fourth quarter, versus $2.6 billion at the end of the fourth quarter of fiscal 2004.

For fiscal 2005, the company reported revenue of $27.4 billion, an increase of 12 percent, driven by the opening of new stores as well as a comparable store sales gain of 4.3 percent. The company’s operating income rate for fiscal 2005 was consistent with the prior year, at 5.3 percent of revenue, despite a reduction in the gross profit rate and investments in the company’s customer centricity initiative. The company reported fiscal 2005 earnings from continuing operations of $934 million, or $2.79 per diluted share, an increase of 17 percent compared with earnings from continuing operations of $800 million, or $2.41 per diluted share, for the prior year.

Reflecting various state and federal tax matters, the company’s effective income tax rate for fiscal 2005 for continuing operations declined to 35.3 percent, compared with 38.3 percent for the same period one year ago. As previously reported, the company estimated that its normalized effective income tax rate for fiscal 2005 for continuing operations would be 36.4 percent.

The company’s fiscal 2005 net earnings, including a $50 million tax benefit related to its former Musicland subsidiary, totaled almost $1 billion.

Best Buy Stores Accelerate Move to New Operating Model

In fiscal 2006, Best Buy plans to accelerate the conversion of its stores to its customer-centricity operating model. Currently, 85 U.S. Best Buy stores have been converted into the customer centricity operating model (including lab stores, which continue to develop ideas to serve customers better). After several months of developing the leadership, talent and standard operating platforms at its stores, the company intends to open or convert 150 to 200 more U.S. Best Buy stores to this operating model in fiscal 2006, beginning with the conversion of more segmented stores in late spring. The customer-centricity operating model enhances the ability of store employees to satisfy the unique needs of the people who shop in their store. Each of the converted stores are expected to include elements designed to appeal to one or two of the company’s five key customer segments, including affluent professional males, young entertainment enthusiasts who appreciate a digital lifestyle, upscale suburban moms, families who are practical technology adopters and small businesses with fewer than 20 employees. By the end of the fiscal year, as new stores open with the customer-centric operating model, the company expects to be operating 250 to 300 customer centricity stores.

In addition, the company anticipates rolling out key elements of customer centricity to all of its U.S. Best Buy stores in fiscal 2006. For example, the company plans to provide training to help U.S. Best Buy stores begin their transformation to customer centricity. Specific training segments include financial acumen, the new customer service model, the new model for managing employees, and a deeper understanding of the customer segment(s) on which the store will be focusing.

The decision to accelerate the conversion of stores was based on the strong top-line results at the company’s 67 segmented stores converted in early October and the expected future performance of the segmented stores. The segmented stores outperformed other U.S. Best Buy stores in terms of the comparable store sales gain for the fourth quarter. The segmented stores collectively reported a comparable store sales gain of 8.4 percent, compared with 2.3 percent at other U.S. Best Buy stores. As expected, the segmented stores’ collective gross profit rate was higher than that of other U.S. Best Buy stores as well, due to a more profitable revenue mix. Due to conversion costs and a higher expense structure, segmented stores’ expenses initially increased at a higher rate than their gross profit rate improved, resulting in an operating income rate decline. However, these stores collectively increased operating profits over the prior year’s quarter as the impact of comparable store sales gains more than offset the lower operating profit rate. The company continues to make improvements in this operating model; the company believes the profitability profile of segmented stores will improve after the expected three-year conversion process is complete, similar to its historical experience with new store openings.

“We believe this new operating model offers our customers a richer in-store experience, including better shopping assistance as well as more of the products and services they want,” said CEO Anderson. “Customer centricity empowers employees to recognize unique sets of customers and to build offerings and experiences that meet their needs. Our employees also like this model because it gives them more power to make decisions about how to satisfy their customers. Over time, we believe that our customer centricity work will help us attract new customer segments to our stores, which leverages our existing assets. In addition, it gives us an engine for continuing to innovate and respond to changing customer needs.”

In addition, the company anticipates continued strong growth in its computer services business, which is branded Geek Squad, and strengthening its home theater installation service.

“Geek Squad service protects consumers from virus attacks, spyware invasions, loss of critical information and other annoying computer maladies,” Anderson said. “Consumers’ response to Geek Squad has been tremendous. We now employ nearly 7,000 Geek Squad agents, and in fiscal 2006, we expect to add another 5,000 agents so that more consumers can take advantage of this service. Finally, we plan to offer new Geek Squad services — including network installations, server installations and server maintenance services — to small businesses in select markets.”

Company Expects Diluted EPS of $2.95 to $3.10 for Fiscal 2006

For fiscal 2006, which ends on Feb. 25, 2006, Best Buy said it anticipates earnings in the range of $2.95 to $3.10 per diluted share from continuing operations (including expected stock-based compensation expense of $0.17 per diluted share). The company estimated that diluted earnings per share from continuing operations would increase by an average of 15 percent, before the impact of stock-based compensation expense. Yesterday, the mean analyst earnings estimate was $3.31 per diluted share for fiscal 2006, before the impact of stock-based compensation, EITF Issue No. 04-08 and certain accounting adjustments ($0.23 per diluted share impact in aggregate). The company also estimated earnings of $0.27 to $0.32 per diluted share from continuing operations for the first quarter of fiscal 2006 (including stock-based compensation expense of $0.05 per diluted share). The mean analyst earnings estimate yesterday was $0.38 per diluted share for the fiscal first quarter, before the impact of stock-based compensation expense, EITF Issue No. 04-08 and certain accounting adjustments ($0.05 per diluted share impact in the aggregate).

Supporting the earnings increase is an anticipated revenue gain of approximately 11 percent, to more than $30 billion in revenue for fiscal 2006. This fiscal 2006 guidance assumes the opening of approximately 75 new stores, as announced in January, as well as a comparable store sales gain of 4 percent to 5 percent for the fiscal year. Best Buy also anticipates a comparable store sales gain in the low single digits for the fiscal first quarter, on top of a gain of 8.3 percent in the prior year’s first quarter.

“We saw an improving trend in customer traffic throughout the fourth quarter, and we have seen additional improvement year-to-date,” said Darren Jackson, executive vice president and CFO.

The company also expects an improvement in its operating income rate for fiscal 2006, driven by gross profit rate gains resulting from growth in services, continued global sourcing and private label activities, as well as benefits from re-engineering its supply chain. The SG&A rate is expected to increase due to higher operational costs to support the services business and the labor model in the segmented stores, as well as the related conversion costs. The company anticipates its effective income tax rate for fiscal 2006 will be 36.5 percent to 37.0 percent. The company anticipates capital expenditures for fiscal 2006 of $650 million to $700 million, including the opening of new stores, the acceleration of customer centricity and costs related to updating the stores’ technology and customer service infrastructure.

“We continue to execute on our plans related to re-engineering our supply chain, reducing our total cost of ownership related to information technology, scaling out our two brands in Canada and converting our U.S. Best Buy stores to our customer-centric operating model,” said Jackson. “We are currently testing several changes in our supply chain. We outsourced IT to Accenture last year, which is enabling us to implement tailored market assortments as well as price optimization tools in the coming year. Our international segment continues to focus on growing Best Buy Canada store locations, which helped increase its profits significantly in fiscal 2005. In addition, our customer centricity transformation continues to meet our expectations, and we continue to expand our services offering. Yet all of this work requires investments in our capabilities, and some of the benefits now are expected to come later than initially planned. As a result, we continue to work toward a 7-percent operating income rate, and we are now focused on achieving that goal in fiscal 2008 rather than fiscal 2007. As before, we expect our operating income rate improvement to be driven by a combination of revenue growth, improvement in our gross profit rate and the relentless pursuit of expense savings.”

Best Buy Repurchases $26 Million in Stock

During the fourth quarter, Best Buy repurchased 466,531 shares of its common stock at an average price of $55.80 per share for a total of $26 million. At the end of the fourth quarter of fiscal 2005, the company had $382 million remaining under the $500 million authorization for share repurchases approved by the board of directors in June 2004.

The company paid a fourth-quarter dividend of 11 cents per share, a 10-percent increase compared with the dividend paid in the prior year’s fourth quarter.

Jackson said, “Overall, we are pleased that in fiscal 2005 we were able to return to shareholders 36 percent of our earnings from continuing operations (through stock repurchases and dividends) and to retire $355 million in convertible debentures.”

Best Buy is scheduled to conduct an earnings conference call at 10 a.m. EST on April 1, 2005. The call is expected to be available on its Web site both live and after the call, at www.BestBuy.com. The public may access the call by clicking on “For Our Investors.”

Forward-Looking and Cautionary Statements:

This news release contains forward-looking statements that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions, acquisitions and development of new businesses, product availability, sales volumes, profit margins, weather, foreign currency fluctuation, availability of suitable real estate locations, our ability to react to a disaster recovery situation, and the impact of labor markets and new product introductions on our overall profitability. A further list and description of these risks, uncertainties and other matters can be found in the company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 18, 2004, and in our other periodic reports filed from time to time with the SEC. Best Buy cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statements that it may make.

About Best Buy Co., Inc.

Best Buy Co., Inc. (NYSE: BBY) is an innovative Fortune 100 growth company that continually strives to create superior customer experiences. Through more than 830 retail stores across the United States and in Canada, our employees connect customers with technology and entertainment products and services that make life easier and more fun. We sell consumer electronics, home-office products, entertainment software, appliances and related services. A Minneapolis-based company, our operations include: Best Buy (BestBuy.com and BestBuyCanada.ca), Future Shop (FutureShop.ca), Geek Squad (GeekSquad.com) and Magnolia Audio Video (Magnoliaav.com). We support our communities through employee volunteerism and grants from The Best Buy Children’s Foundation.

Domestic Fourth-Quarter Performance Summary(1) (U.S. dollars in millions)
	Feb. 26, 2005	Feb. 28, 2004(2)
Revenue	$8,212	$7,605
Comparable store sales % gain(3)	3.1%	9.9%
Gross profit as % of revenue	23.7%	24.5%
SG&A as % of revenue	14.7%	15.1%
Operating income	$735	$712
Operating income as % of revenue	8.9%	9.4%

(1) The domestic segment is comprised of U.S. Best Buy and Magnolia Audio Video operations.

(2) Certain amounts have been reclassified to conform to the current presentation. These reclassifications had no effect on operating income, net earnings, financial position or cash flows.

(3)  Comprised of revenue at stores and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening.

International Fourth-Quarter Performance Summary(1) (U.S. dollars in millions)
	Feb. 26, 2005	Feb. 28, 2004(2)
Revenue	$1,015	$844
Comparable store sales % gain(3)	0.5%	7.9%
Gross profit as % of revenue	22.4%	22.4%
SG&A as % of revenue	17.7%	16.9%
Operating income	$48	$47
Operating income as % of revenue	4.7%	5.5%

(1) The international segment is comprised of Future Shop and Best Buy operations in Canada.

(2) Certain amounts have been reclassified to conform to the current presentation. These reclassifications had no effect on operating income, net earnings, financial position or cash flows.

(3)  Comprised of revenue at stores and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. The calculation of the comparable store sales percentage gain excludes the effect of fluctuations in foreign currency exchange rates.

BEST BUY CO., INC.

CONSOLIDATED STATEMENTS OF EARNINGS

($ in millions, except per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	Feb. 26, 2005	Feb. 28, 2004(1)	Feb. 26, 2005(1)	Feb. 28, 2004(1)
Revenue	$9,227	$8,449	$27,433	$24,548
Cost of goods sold	7,056	6,400	20,938	18,677
Gross profit	2,171	2,049	6,495	5,871
Gross profit %	23.5%	24.2%	23.7%	23.9%
Selling, general and administrative expenses	1,388	1,290	5,053	4,567
SG&A %	15.0%	15.3%	18.4%	18.6%
Operating income	783	759	1,442	1,304
Net interest expense (income)	6	(1)	(1)	8
Earnings from continuing operations before income tax expense	777	760	1,443	1,296
Income tax expense	255	291	509	496
Effective tax rate	32.8%	38.3%	35.3%	38.3%
Earnings from continuing operations	522	469	934	800
Loss from discontinued operations, net of tax	—	—	—	(29)
Gain (loss) on disposal of discontinued operations, net of tax	50	—	50	(66)
Net earnings	$572	$469	$984	$705

Basic earnings (loss) per share:
Continuing operations	$1.59	$1.45	$2.87	$2.47
Discontinued operations	—	—	—	(0.09)
Gain (loss) on disposal of discontinued operations	0.15	—	0.15	(0.20)
Basic earnings per share	$1.74	$1.45	$3.02	$2.18

Diluted earnings (loss) per share:(2)
Continuing operations	$1.55	$1.40	$2.79	$2.41
Discontinued operations	—	—	—	(0.09)
Gain (loss) on disposal of discontinued operations	0.15	—	0.15	(0.20)
Diluted earnings per share	$1.69	$1.40	$2.94	$2.13

Dividends declared per common share	$0.11	$0.10	$0.42	$0.40
Basic weighted average common shares outstanding (in millions)	328.3	324.2	325.9	323.3
Diluted weighted average common shares outstanding (in millions) (2)	338.4	335.6	336.6	333.9

(1)   Reflects:  (a) The reclassification of certain costs of operating our distribution network to cost of goods sold from selling, general and administrative expenses; and (b) the adoption of EITF Issue No. 04-08, The Effect of Contingently Convertible Instruments on Diluted Earnings per Share, that required us to include our convertible debentures due in 2022 in our diluted earnings per share calculation as if the debentures had been converted into shares of our common stock. Certain other amounts have been reclassified to conform to the current year’s presentation.

(2)   Diluted earnings per share is calculated using the “if converted” method for our convertible debentures due in 2022. Earnings from continuing operations and net earnings are adjusted to exclude interest, net of tax, on the convertible debentures due in 2022. Interest, net of tax, was $1.6 million for the three months and $6.5 million for the 12 months ended Feb. 26, 2005, and Feb. 28, 2004. The diluted weighted average common shares outstanding include 5.8 million shares related to the assumed conversion of the convertible debentures.

BEST BUY CO., INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

($ in millions)

(Unaudited)

Subject to Reclassification

	Feb. 26,	Feb. 28,
	2005	2004(1)
ASSETS
Current assets
Cash & cash equivalents	$470	$245
Short-term investments	2,865	2,355
Receivables	375	343
Merchandise inventories	2,851	2,607
Other current assets	329	174
Total current assets	6,890	5,724
Net property & equipment	2,464	2,244
Goodwill, net	513	477
Tradename	40	37
Long-term investments	161	—
Other assets	226	170
TOTAL ASSETS	$10,294	$8,652

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,824	$2,460
Other liabilities	2,063	1,673
Current portion of long-term debt	72	368
Total current liabilities	4,959	4,501
Long-term liabilities	358	247
Long-term debt	528	482
Shareholders’ equity	4,449	3,422
TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$10,294	$8,652

(1)   Reflects the classification of investments in auction-rate debt securities as investments rather than cash and cash equivalents

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